Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS FOURTH QUARTER 2019 U.S. GAAP NET EARNINGS OF $1.06 PER DILUTED SHARE, OR $1.17 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

Auburn Hills, Michigan, February 13, 2020 – BorgWarner Inc. (NYSE: BWA) today reported 2019 fourth quarter and full-year results.

Fourth Quarter Highlights:

•	U.S. GAAP net sales of $2,559 million, down 0.6% compared with fourth quarter 2018.

◦	Excluding the impact of foreign currencies and the net impact of acquisitions and divestitures, net sales were up 2.6% compared with fourth quarter 2018.

•	U.S. GAAP net earnings of $1.06 per diluted share.

◦	Excluding $0.11 per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.17 per diluted share.

•	U.S. GAAP operating income of $478 million, or 18.7% of net sales.

◦
Excluding $138 million of net pretax impacts related to non-comparable items, adjusted operating income was $340 million. Excluding the impact of non-comparable items, adjusted operating income was 13.3% of net sales.

Full Year Highlights:

•	U.S. GAAP net sales of $10,168 million, down 3.4% compared to 2018.

◦	Excluding the impact of foreign currencies and the net impact of acquisitions and divestitures, net sales were up 0.7% compared with 2018.

•	U.S. GAAP net earnings of $3.61 per diluted share.

◦	Excluding $0.52 per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $4.13 per diluted share.

•	U.S. GAAP operating income of $1,303 million, or 12.8% of net sales.

◦
Excluding $71 million of net pretax impacts related to non-comparable items, adjusted operating income was $1,232 million. Excluding the impact of non-comparable items, adjusted operating income was 12.1% of net sales.

Financial Results:
The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Earnings per diluted share	$1.06	$1.10	$3.61	$4.44

Non-comparable items:
Restructuring expense	0.11	0.08	0.26	0.24
Pension settlement loss	—	—	0.10	—
Unfavorable arbitration loss	—	—	0.07	—
Merger, acquisition and divestiture expense	0.01	0.01	0.05	0.03
Asset impairment and loss on divestiture	0.03	0.09	0.03	0.09
Officer stock awards modification	—	0.03	0.01	0.04
Gain on derecognition of subsidiary	(0.02)	—	(0.02)	—
Asbestos-related adjustments	—	0.08	—	0.08
Gain on sale of building	—	(0.07)	—	(0.07)
Gain on commercial settlement	—	—	—	(0.01)
Tax reform adjustments	—	(0.06)	—	(0.06)
Tax adjustments	(0.02)	(0.05)	0.02	(0.30)

Adjusted earnings per diluted share	$1.17	$1.21	$4.13	$4.48

Net sales were $2,559 million in the fourth quarter 2019, down 0.6% from $2,574 million in the fourth quarter 2018. Net income in the fourth quarter 2019 was $220 million, or $1.06 per diluted share, compared with $230 million, or $1.10 per diluted share, in the fourth quarter 2018. Adjusted net earnings per share in the fourth quarter 2019 were $1.17 down from $1.21 in the fourth quarter 2018. Adjusted net earnings in the fourth quarter 2019 excluded non-comparable items of $0.11 per diluted share. Adjusted net earnings in the fourth quarter 2018 excluded net non-comparable items of $0.11 per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The depreciation of certain foreign currencies against the U.S. dollar decreased net sales by approximately $51 million and decreased net earnings by approximately $0.02 per diluted share in the fourth quarter 2019 compared with the fourth quarter 2018. The impact of the divestiture of the thermostat product line decreased net sales by $31 million in the fourth quarter 2019 compared with the fourth quarter 2018. The decline in net earnings and adjusted net earnings is primarily due to the year-over-year decrease in equity in affiliates' earnings, corporate costs and an increase in the company's tax rate.

Full year 2019 net sales were $10,168 million, down 3.4% from $10,530 million in 2018. Full year 2019 net income was $746 million, or $3.61 per diluted share, compared with $931 million, or $4.44 per diluted share, in 2018. Adjusted net earnings per share for the full year 2019 were $4.13, down from $4.48 in 2018. Adjusted net earnings in the full year 2019 excluded net non-comparable items of $0.52 per diluted share. Adjusted net earnings in the full year 2018 excluded net non-comparable items of $0.04 per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The depreciation of certain foreign currencies against the U.S. dollar decreased net sales by approximately $350 million and decreased net earnings by approximately $0.14 per diluted share in the full year 2019 compared with 2018. The impact of the divestiture of the thermostat product line decreased net sales by $90 million in the full year 2019 compared with 2018. The decline in net earnings and adjusted net earnings is primarily due to the impact of lower revenue, the increased cost from tariffs, supplier cost reductions not keeping pace with normal customer price deflation and a year-over-year increase in the company's tax rate.

Net cash provided by operating activities was $1,008 million in 2019 compared with $1,126 million in 2018. Investments in capital expenditures, including tooling outlays, totaled $481 million in 2019, compared with $546 million in 2018. Balance sheet debt decreased $154 million, and cash and cash equivalents increased by $93 million, at the end of 2019 compared with the end of 2018.

Engine Segment Results: Engine segment net sales were $1,533 million in the fourth quarter 2019 compared with $1,541 million in fourth quarter 2018. Excluding the impact of foreign currencies and the divestiture of the thermostat product line, net sales were up 3.5% from the prior year. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $264 million in the fourth quarter of 2019. Excluding the impact of foreign currencies and the divestiture of the thermostat product line, Adjusted EBIT was up 11.2% from the fourth quarter of 2018. The increase in Adjusted EBIT was primarily due to impact of higher revenue excluding the impact of weaker currencies and lower SG&A and R&D expense.

Drivetrain Segment Results: Drivetrain segment net sales were $1,042 million in the fourth quarter 2019 compared with $1,047 million in the fourth quarter 2018. Excluding the impact of foreign currencies, net sales were up 1.5% from the prior year. Adjusted EBIT was $136 million in the fourth quarter 2019. Excluding the impact of foreign currencies, Adjusted EBIT was up 7.7% from the fourth quarter 2018. The increase in Adjusted EBIT was primarily due to supplier cost savings and lower R&D costs.

Full Year 2020 Guidance: The company has provided 2020 full year guidance. This guidance is for BorgWarner as currently consolidated and excludes the potential impact from the acquisition of Delphi Technologies PLC, which BorgWarner announced on January 28, 2020. Net sales are expected to be in the range of $9,750 million to $10,075 million. This implies year-over-year organic sales change of down 2.5% to up 0.5%. The company expects its blended light-vehicle market to decline in the range of 2.0% to 4.0% in 2020. Global light vehicle production expectations remain volatile, particularly in China. Foreign currencies are expected to result in a year-over-year decrease in sales of $130 million, primarily due to the depreciation of the Euro, Chinese Renminbi and Korean Won against the U.S. dollar. The divestiture of the thermostat product line will decrease year-over-year sales by approximately $30 million. Operating margin is expected to be in the range of 10.0% to 11.0%. Excluding the impact of non-comparable items, adjusted operating margin is expected to be in the range of 11.6% to 12.0%. Net earnings are expected to be within a range of $3.22 to $3.75 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $3.85 to $4.15 per diluted share. Full-year operating cash flow is expected to be approximately $1,250 million, while free cash flow is expected to be in the range of $675 million to $725 million.

Net New Business Backlog: The company expects its 2020 to 2023 light vehicle net new business backlog to be within the range of $2,500 million to $2,630 million. Asia, the Americas and Europe are expected to account for approximately 70%, 20% and 10%, respectively, of the total net new business backlog over the four-year period with 50% expected in China. Electrification is driving greater than 100% of the net new business backlog amount over the four-year period.

Cost Restructuring Plan: Over the course of the next few years, the company plans to take additional actions to reduce existing structural costs. These actions are expected to result in primarily cash restructuring costs in the $275 million to $300 million range through the end of 2023. The resulting annual cost savings are expected to be in the range of approximately $90 million to $100 million by 2023. The company plans to utilize these savings to sustain the company’s strong operating margin profile and long-term cost competitiveness.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year 2019 results and guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 67 locations in 19 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

# # #

Forward-Looking Statements: This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that reflect, when made, Delphi’s or BorgWarner’s respective current views with respect to future events, including the proposed transaction, and financial performance or that are based on their respective management’s current outlook, expectations, estimates and projections, including with respect to the combined group following the proposed transaction, if completed. Such forward-looking statements are subject to many risks, uncertainties and factors relating to Delphi’s or BorgWarner’s respective operations and business environment, which may cause the actual results of Delphi or BorgWarner to be materially different from any future results. All statements that address future operating, financial or business performance or Delphi’s or BorgWarner’s respective strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “designed,” “effect,” “evaluates,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “pursue,” “seek,” “target,” “when,” “will,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the possibility that the proposed transaction will not be pursued; failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed transaction; adverse effects on the market price of Delphi’s ordinary shares or BorgWarner’s shares of common stock and on Delphi’s or BorgWarner’s operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; failure to promptly and effectively integrate Delphi’s businesses; negative effects relating to the announcement of the proposed transaction or any further announcements relating to the proposed transaction or the consummation of the proposed transaction on the market price of Delphi’s ordinary shares or BorgWarner’s shares of common stock; significant transaction costs and/or unknown or inestimable liabilities; potential litigation associated with the proposed transaction; general economic and business conditions that affect the combined group following the consummation of the proposed transaction; changes in global, political, economic, business, competitive, market and regulatory forces; changes in tax laws, regulations, rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Delphi’s or BorgWarner’s control.

For additional information about these and other factors, see the information under the caption “Risk Factors” in Delphi’s most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the information under the caption “Risk Factors” in BorgWarner’s most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Delphi’s and BorgWarner’s forward-looking statements speak only as of the date of this communication or as of the date they are made. Delphi and BorgWarner each disclaim any intent or obligation to update or revise any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as may be required by law. All subsequent written and oral forward-looking statements attributable to Delphi, BorgWarner or their respective directors, executive officers or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, tariffs, in the countries in which we operate; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

No Offer or Solicitation: This communication is being made in respect of the proposed acquisition (the “proposed transaction”) of Delphi Technologies PLC (“Delphi”) by BorgWarner Inc. (“BorgWarner”). This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the proposed transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. In connection with the proposed transaction, Delphi will file certain proxy materials, which shall constitute the scheme document and the proxy statement relating to the proposed transaction (the “proxy statement”). The proxy statement will contain the full terms and conditions of the proposed transaction, including details with respect to the Delphi shareholder vote in respect of the proposed transaction. Any decision in respect of, or other response to, the proposed transaction should be made only on the basis of the information contained in the proxy statement.
Participants in the Solicitation: Delphi, BorgWarner and certain of their respective directors, executive officers and employees may be deemed “participants” in the solicitation of proxies from Delphi shareholders in respect of the proposed transaction. Information regarding the foregoing persons, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and any other relevant documents to be filed with the Securities and Exchange Commission (the “SEC”). You can find information about Delphi’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019, and certain of Delphi’s Current Reports on Form 8-K filed with the SEC on January 7, 2019 and July 30, 2019. You can find information about BorgWarner’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019.
Additional Information and Where to Find It: This communication may be deemed solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Delphi will file with the SEC and furnish to Delphi’s shareholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Before making any voting decision, Delphi’s shareholders are urged to read the proxy statement and any other relevant documents filed or to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement (if any) carefully and in their entirety when they become available because they will contain important information about the proposed transaction and the parties to the proposed transaction.
Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and Delphi’s and BorgWarner’s respective annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, are available free of charge through Delphi’s and BorgWarner’s websites at www.delphi.com and www.borgwarner.com, respectively, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$2,559	$2,574	$10,168	$10,530
Cost of sales	2,014	2,030	8,067	8,300
Gross profit	545	544	2,101	2,230

Selling, general and administrative expenses	205	226	873	946
Other (income) expense, net	(138)	52	(75)	94
Operating income	478	266	1,303	1,190

Equity in affiliates’ earnings, net of tax	(7)	(11)	(32)	(49)
Interest income	(3)	(2)	(12)	(6)
Interest expense	12	14	55	59
Other postretirement (income) expense	1	(2)	27	(10)
Earnings before income taxes and noncontrolling interest	475	267	1,265	1,196

Provision for income taxes	238	19	468	211
Net earnings	237	248	797	985

Net earnings attributable to the noncontrolling interest, net of tax	17	18	51	54
Net earnings attributable to BorgWarner Inc.	$220	$230	$746	$931

Earnings per share — diluted	$1.06	$1.10	$3.61	$4.44

Weighted average shares outstanding — diluted	206.9	208.6	206.8	209.5

Supplemental Information (Unaudited)
(in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Capital expenditures, including tooling outlays	$135	$152	$481	$546

Depreciation and amortization	$115	$105	$439	$431

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Engine	$1,533	$1,541	$6,214	$6,447
Drivetrain	1,042	$1,047	4,015	4,140
Inter-segment eliminations	(16)	(14)	(61)	(57)
Net sales	$2,559	$2,574	$10,168	$10,530

BorgWarner Inc.
Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Engine	$264	$243	$995	$1,040
Drivetrain	136	130	443	475
Adjusted EBIT	400	373	1,438	1,515
Gain on derecognition of subsidiary	(177)	—	(177)	—
Restructuring expense	31	23	72	67
Unfavorable arbitration loss	—	—	14	—
Merger, acquisition and divestiture expense	1	1	11	6
Asset impairment and loss on divestiture	7	25	7	25
Officer stock awards modification	—	6	2	8
Asbestos-related adjustments	—	23	—	23
Gain on sale of building	—	(19)	—	(19)
Other income, net	—	(1)	—	(4)
Corporate, including stock-based compensation	60	49	206	219
Equity in affiliates' earnings, net of tax	(7)	(11)	(32)	(49)
Interest income	(3)	(2)	(12)	(6)
Interest expense	12	14	55	59
Other postretirement expense (income)	1	(2)	27	(10)
Earnings before income taxes and noncontrolling interest	475	267	1,265	1,196
Provision for income taxes	238	19	468	211
Net earnings	237	248	797	985
Net earnings attributable to the noncontrolling interest, net of tax	17	18	51	54
Net earnings attributable to BorgWarner Inc.	$220	$230	$746	$931

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$832	$739
Receivables, net	1,921	1,988
Inventories, net	807	781
Prepayments and other current assets	276	250
Assets held for sale	—	47
Total current assets	3,836	3,805

Property, plant and equipment, net	2,925	2,904
Other non-current assets	2,941	3,386
Total assets	$9,702	$10,095

Liabilities and Equity
Notes payable and other short-term debt	$286	$173
Accounts payable and accrued expenses	1,977	2,144
Income taxes payable	66	59
Liabilities held for sale	—	23
Total current liabilities	2,329	2,399

Long-term debt	1,674	1,941
Other non-current liabilities	855	1,410

Total BorgWarner Inc. stockholders’ equity	4,706	4,226
Noncontrolling interest	138	119
Total equity	4,844	4,345
Total liabilities and equity	$9,702	$10,095

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Twelve Months Ended December 31,
	2019	2018
Operating
Net earnings	$797	$985
Depreciation and amortization	439	431
Deferred income tax provision (benefit)	186	(57)
Stock-based compensation expense	42	53
Restructuring expense, net of cash paid	30	33
Pension settlement loss	27	—
Tax reform adjustments to provision for income taxes	16	(13)
Asset impairment and loss on divestiture	7	26
Gain on derecognition of subsidiary	(177)	—
Equity in affiliates’ earnings, net of dividends received, and other	—	(12)
Net earnings adjusted for non-cash charges to operations	1,367	1,446
Derecognition of a subsidiary	(172)	—
Changes in assets and liabilities	(187)	(320)
Net cash provided by operating activities	1,008	1,126

Investing
Capital expenditures, including tooling outlays	(481)	(546)
Payments for investments in equity securities	(53)	(6)
Payments for businesses acquired, including restricted cash, net of cash acquired	(10)	—
Proceeds from sale of businesses, net of cash divested	24	—
Proceeds from settlement of net investment hedges	22	2
Proceeds from asset disposals and other	9	36
Net cash used in investing activities	(489)	(514)

Financing
Net decrease in notes payable	—	(34)
Additions to debt, net of debt issuance costs	63	59
Repayments of long term debt, including current portion	(204)	(66)
Payments for purchase of treasury stock	(100)	(150)
Payments for stock-based compensation items	(15)	(15)
Capital contribution from noncontrolling interest	4	—
Dividends paid to BorgWarner stockholders	(140)	(142)
Dividends paid to noncontrolling stockholders	(28)	(35)
Net cash used in financing activities	(420)	(383)

Effect of exchange rate changes on cash	(6)	(35)
Net increase in cash and cash equivalents	93	194

Cash and cash equivalents at beginning of year	739	545
Cash and cash equivalents at end of period	$832	$739

Non-GAAP Financial Measures

This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2020 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Earnings Per Share

The Company defines adjusted operating income as operating income adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted for the items above and related tax effects.

Adjusted Operating Income
	Three Months Ended December 31,			Year Ended December 31,
	2019		2018	2019		2018
Net sales	$2,559		$2,574	$10,168		$10,530

Gross profit	$545		$544	$2,101		$2,230
Gross margin	21.3%		21.1%	20.7%		21.2%

Operating income	$478		$266	$1,303		$1,190
Operating margin	18.7%		10.3%	12.8%		11.3%

Non-comparable items:
Restructuring expense	$31		$23	$72		$67
Merger, acquisition and divestiture expense	1		1	11		6
Officer stock awards modification	—		6	2		8
Unfavorable arbitration loss	—		—	14		—
Gain on derecognition of subsidiary	(177)	*	—	(177)	*	—
Asset impairment and loss on divestiture	7		25	7		25
Asbestos-related adjustments	—		23	—		23
Gain on sale of building	—		(19)	—		(19)
Gain on commercial settlement	—		—	—		(4)
Other, net	—		(2)	—		—
Adjusted operating income	$340		$323	$1,232		$1,296
Adjusted operating margin	13.3%		12.5%	12.1%		12.3%

*On October 30, 2019, the Company entered into a definitive agreement with Enstar Holdings (US) LLC (“Enstar”), a subsidiary of Enstar Group Limited, pursuant to which Enstar acquired 100% of the equity interests of BorgWarner Morse TEC LLC ("Morse TEC"), a consolidated wholly-owned subsidiary of the Company that holds asbestos and certain other liabilities. In connection with the closing, the Company recorded a pre-tax gain of $177 million. The tax expense associated with this transaction was $173 million, resulting in a net after-tax gain of $4 million.

Adjusted Operating Income Guidance Reconciliation
	Full-Year 2020 Guidance
	Low	High
Net Sales	$9,750	$10,075

Operating Income	975	1,110
Operating Margin	10.0%	11.0%

Non-comparable items:
Restructuring and other expense	$115	$65
Merger, acquisition and divestiture expense	45	35
Adjusted Operating Income	$1,135	$1,210
Adjusted Operating Margin	11.6%	12.0%

Adjusted Earnings Per Diluted Share Guidance Reconciliation
	Full-Year 2020 Guidance
	Low	High
Earnings per Diluted Share	$3.22	$3.75

Non-comparable items:
Restructuring expense	0.41	0.23
Merger, acquisition and divestiture expense	0.22	0.17

Adjusted Earnings per Diluted Share	$3.85	$4.15

Free Cash Flow

The Company defines free cash flow as net cash provided by operating activities minus capital expenditures and it is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Free Cash Flow Outlook Reconciliation
	Full-Year 2020 Guidance
	Low	High
Cash provided by operating activities	$1,250	$1,250
Capital expenditures	(575)	(525)
Free cash flow	$675	$725

Key Definitions

The terms below are commonly used by management and investors in assessing ongoing financial performance.

Organic Revenue Change: Revenue change year over year excluding the estimated impact of FX and net M&A.

Market: The estimated change in light vehicle production weighted for BorgWarner's geographic exposure.

Outgrowth: BorgWarner's "Organic Revenue Change" vs. "Market".